EXHIBIT 11

                                            COLLINS & AIKMAN CORPORATION
                                          COMPUTATION OF EARNINGS PER SHARE
                                         IN THOUSANDS, EXCEPT PER SHARE DATA
                                                     (UNAUDITED)

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


                                                                                   QUARTER ENDED             NINE MONTHS ENDED
                                                                           ---------------------------  ---------------------------
                                                                           SEPTEMBER 25,  SEPTEMBER 26, SEPTEMBER 25, SEPTEMBER 26,
                                                                               1999          1998          1999           1998
                                                                           -------------  ------------  ------------- ------------
    Average shares outstanding during the period .......................       61,955        63,753        61,965        64,967
                                                                           -------------  ------------  ------------- ------------

    Incremental shares under stock options computed under
         the price of issuer's stock during the period .................         --            --             370          --
                                                                           -------------  ------------  ------------- ------------

         Total shares for diluted EPS ..................................       61,955        63,753        62,335        64,967
                                                                           =============  ============  ============= ============

    Income (loss) before extraordinary charge and
         cumulative effect of a change in accounting principle .........     $ (6,484)     $ (8,354)     $  1,150      $   (158)
    Extraordinary charge ...............................................         --            --            --          (3,679)
    Cumulative effect of a change in accounting principle ..............         --            --          (8,850)         --
                                                                           -------------  ------------  ------------- ------------

         Net loss ......................................................     $ (6,484)     $ (8,354)     $ (7,700)     $ (3,837)
                                                                           =============  ============  ============= ============

    Net income (loss) per basic and diluted common share:
         Income (loss) before extraordinary charge and
           cumulative effect of a change in accounting principle .......     $  (0.10)     $  (0.13)     $   0.02      $   --
         Extraordinary charge ..........................................         --            --            --           (0.06)
         Cumulative effect of a change in accounting
           principle ...................................................         --            --           (0.14)         --
                                                                           -------------  ------------  ------------- ------------

         Net loss ......................................................     $  (0.10)     $  (0.13)     $  (0.12)     $   0.06
                                                                           =============  ============  ============= ============
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